INCENTIVE COMPENSATION CLAWBACK POLICY
A.PURPOSE
This Incentive Compensation Clawback Policy (the “Policy”) authorizes the Board of Directors of the Company (the “Board”) to recover Excess Compensation (as defined herein) from an Executive Officer (as defined herein) in certain instances. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the listing standards of NYSE American LLC or any other securities exchange on which the Company’s shares are listed in the future. The guidelines of this Policy are set forth below.
B.DEFINITIONS
1.For the purposes of this Policy, the following terms are defined below:
a.“Excess Compensation” means the difference between the amount or value of any Performance-Based Compensation received by an Executive Officer subsequent to the effective date of the Policy and the amount or value that would have been received in the relevant period(s) as calculated or determined based on the financial statements of the Company as restated in the Financial Restatement (and shall include an entire amount or value of an award or payment where it is determined that no award or payment would have been made based on the financial statements of the Company as restated)(all amounts shall be computed without regard to taxes paid);
b.“Executive Officer” means, for the purposes of this Policy, a current or former employee who is or was identified by the Company as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s subsidiaries or affiliates) who performs similar policy-making functions for the Company. “Policy-making function” excludes policy-making functions that are not significant. For the avoidance of doubt, “Executive Officers” will include at least the following Company officers:  (a) Chief Executive Officer, (b) Chief Financial Officer, (c) each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, as determined in accordance with subsection 1.3(6) of National Instrument 51-102 – Continuous Disclosure Obligations, and (d) each individual who would be a “Executive Officer” under (c) but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of the applicable financial year.
The Policy covers Incentive Compensation received by a person after beginning service as an Executive Officer and who served as an Executive Officer at any time during the performance period for that Incentive Compensation.

c.“Financial Restatement” means an accounting restatement of previously issued financial statements of the Company due to the Company’s material non-compliance with any financial reporting requirements under U.S. federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period); an Financial Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure; and
d.“Performance-Based Compensation” includes any compensation that is granted, earned or vested based in whole or in part on the attainment of financial reporting measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures (a “Financial Reporting Measure”) and includes compensation granted, earned or vested in any form, including cash or equity-based. For Performance-Based Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Financial Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such financial reporting measure upon which the Performance-Based Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.
Performance-based Compensation does not include awards which are granted, earned and vested without regard to attainment of Financial Reporting Measures, such as time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.
C.RECOVERY PROCESS AND MANNER OF REPAYMENT
1.Where there is a Financial Restatement, the Board will:
a.recover reasonably promptly any Excess Compensation received by any Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Financial Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act. Performance-based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Performance-based Compensation award is attained, even if the payment or grant of the Performance-based Compensation occurs after the end of that period. The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable United States Securities and Exchange Commission (the “SEC”) and national securities exchange rules and regulations.

b.The Board will determine, in its sole discretion, the method(s) for recovering Excess Compensation hereunder and the methods of recovery may include, without limitation, requiring the Executive Officer to return or repay to the Company, or reimburse the Company for all or part of the Performance-based Compensation paid to the Executive Officer by the Company; forfeiture of any Performance-based Compensation contribution made under the Company’s deferred compensation plan; offsetting the recovered amount from any compensation or Performance-based Compensation that the Executive Officer may earn or be awarded in the future; some combination of the foregoing; or taking any other remedial and recovery action permitted by law, as determined by the Board.
2.Subject to any requirements set out in the Sarbanes-Oxley Act of 2002, any Excess Compensation recovered under this Policy shall be limited to Performance-Based Compensation awards received on or after the Effective Date of this Policy. Performance-based Compensation received by Executive Officers prior to the Effective Date hereof remains subject to the Company’s prior Incentive Compensation Clawback Policy dated February 25, 2021.
3.In determining the method(s) of recovery of Excess Compensation in the event of a Financial Restatement under the Policy, the Board shall have regard to, in its sole discretion and in light of the circumstances, the best interests of the Company. In making such determination, the Board may take into account any considerations it deems appropriate, including, without limitation:
a.the applicable governing laws;
b.the likelihood of success of recovering such Excess Compensation;
c.the likelihood that such method may prejudice the interests of the Company;
d.the passage of time since the occurrence of any gross negligence, fraud or willful misconduct;
e.the existence of any legal proceedings against the Executive Officer related to the any gross negligence, fraud or willful misconduct; and
f.the participation of the Executive Officer in the circumstances relating to the Financial Restatement, including his or her involvement in any gross negligence, fraud or willful misconduct.
4.Before the Board makes a final determination as to whether a Financial Restatement is required and any cancellation, repayment or reimbursement of Excess Compensation is payable under the Policy from an Executive Officer, the Board shall provide the Executive Officer with written notice thereof and the opportunity to be heard at a duly held meeting of the Board, which may take place either in person or by way of a conference or video call, as determined by the Board.
5.If the Board makes a final determination that a Financial Restatement is required and a repayment and/or reimbursement of Excess Compensation is payable under the Policy, the Board shall reasonably promptly make a written demand for repayment and/or reimbursement from the Executive Officer, and in the event that the Executive Officer does not, within a reasonably promptly period thereafter, tender repayment and/or reimbursement in response to such demand, the Board shall be entitled to pursue such other actions or remedies, including, without limitation, legal recourse against the Executive Officer to obtain such repayment and/or reimbursement of Excess Compensation under this Policy, as applicable.

6.To the extent practicable and as permitted by all applicable laws, including, without limitation, securities legislation and stock exchange rules, all investigations and related findings under this Policy shall be conducted, undertaken and treated in a confidential manner.
D.NO INDEMNIFICATION OR ADVANCE
Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Executive Officers against the loss of any Excess Compensation, nor shall the Company advance any costs or expenses to any Executive Officers in connection with any action to recover Excess Compensation
E.IMPRACTICALITY
The Company shall recover any Excess Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and the rules or standards of the NYSE American or any other securities exchange on which the Company’s shares are listed in the future.
F.CHANGES TO THIS POLICY
The Board reserves the right, at its absolute discretion, to change this Policy from time to time as it considers necessary and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by NYSE American LLC or any other securities exchange on which the Company’s shares are listed in the future.
Board Approval Date: November 8, 2023
Effective Date: October 2, 2023
This Policy applies to Performance-Based Compensation received by Executive Officers on or after the Effective Date. Performance-Based Compensation received by Executive Officers prior to the Effective Date remains subject to the Company’s prior Incentive Compensation Clawback Policy dated February 23, 2022. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Performance-Based Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.
Due for review: November 8, 2024

ACKNOWLEDGMENT
I acknowledge that I have read and considered the SilverCrest Metals Inc. Incentive Compensation Clawback Policy (the “Policy”) and agree to conduct myself in accordance with the Policy.
By:

                                 Date: __________________
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